Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION █ SALEM, NH 03079 █ TEL (603) 893-9701 █ WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2027 FINANCIAL RESULTS

●	Record Sales of $232.6 Million, Up 12.4% YOY Organically; Electronics Up 29.5% YOY Organically
●	New Product Sales Grew 56% and Sales into Fast Growth Markets Grew 25%
●	Record Order Intake of ~$273 Million; Book to Bill of 1.17
●	Record GAAP and Adjusted Gross Margin of 44.4%, Up 240 bps YOY on Adj. Basis
●	GAAP Operating Margin of 17.4%; Adjusted Operating Margin of 20.2%, Up 110 bps YOY
●	Raising FY27 Outlook; Organic Sales to Increase >$100 Million and Adjusted Earnings per Share to Grow High Teens
●	Announced New $100 Million Share Repurchase Authorization Supported by Strong Balance Sheet and Liquidity Position

SALEM, NH – October 29, 2026 – Standex International Corporation (NYSE: SXI) today reported financial results for the first quarter of fiscal year 2027 ended September 30, 2026.

Summary Financial Results - Total
($M except EPS and Dividends)	1Q27	1Q26	4Q26	Y/Y	Q/Q
Net Sales	$232.6	$217.4	$228.3	7.0%	1.9%
Operating Income – GAAP	$40.4	$29.6	$37.5	36.4%	7.6%
Operating Income – Adjusted	$47.0	$41.6	$45.4	13.1%	3.6%
Operating Margin % - GAAP	17.4%	13.6%	16.5%	380 bps	90 bps
Operating Margin % - Adjusted	20.2%	19.1%	19.9%	110 bps	30 bps
Net Income from Continuing Ops – GAAP	$24.2	$15.8	$23.6	53.1%	2.6%
Net Income from Continuing Ops – Adjusted	$29.3	$24.0	$29.7	21.8%	-1.6%

EBITDA	$48.9	$39.7	$48.1	23.2%	1.8%
EBITDA margin	21.0%	18.3%	21.1%	270 bps	- 10 bps
Adjusted EBITDA	$51.2	$47.1	$51.5	8.7%	-0.6%
Adjusted EBITDA margin	22.0%	21.7%	22.6%	30 bps	- 60 bps

Diluted EPS – GAAP	$1.99	$1.25	$1.69	59.6%	17.8%
Diluted EPS – Adjusted	$2.41	$1.99	$2.45	21.1%	-1.6%
Dividends per Share	$0.34	$0.32	$0.34	6.3%	0.0%

Free Cash Flow	$9.1	$10.4	$35.0	-12.3%	-74.1%
Net Debt to EBITDA	2.0x	2.4x	1.8x	-16.7%	11.1%

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We are off to a strong start to fiscal 2027. Our strategy with multiple independent growth drivers is accelerating growth and expanding margins. We delivered record sales of $232.6 million, driven by 12.4% organic growth. Strong end market demand driven by electrification, data center and defense needs, new products from our ongoing growth investments, and a recovery in general industrial market contributed to this growth. Our Electronics segment led the way with approximately 30% organic growth and a book-to-bill of 1.23. Sales from fast growth markets were approximately $78 million this quarter, and we are now on track to exceed $315 million in fiscal year 2027. Adjusted operating margin rose 110 basis points year over year to 20.2% with margin expansion across each of our segments. We ended the quarter with net leverage of 2.0x, providing flexibility to continue investing for future growth.

Considering first quarter results and our expanding backlog, we are raising our fiscal year 2027 outlook based on multiple growth engines.”

Fiscal Second Quarter 2027 Outlook

In fiscal second quarter 2027, on a year-on-year basis, the Company expects moderately higher revenue and adjusted operating margin.

On a sequential basis, the Company expects slightly higher revenue and similar adjusted operating margin.

Fiscal Year 2027 Outlook

For fiscal year 2027, the Company is raising its outlook to high-single digits total sales growth, from mid-to-high single digits previously. The Company now anticipates organic sales to increase by more than $100 million in fiscal year 2027. The Company expects higher sales and adjusted operating margin expansion to drive high teens growth in adjusted earnings per share.

The Company is on track to release more than 20 new products, which are expected to contribute more than 300 bps of incremental growth. Sales from fast growth markets are now expected to grow greater than 20% year-on-year to greater than $315 million.

First Quarter Segment Operating Performance

Electronics (60% of sales; 69% of segment adjusted operating income)

	1Q27	1Q26	% Change
Electronics ($M)
Revenue	140.5	110.6	27.1%
GAAP Operating Income	37.9	28.3	33.9%
GAAP Operating Margin %	27.0	25.6
Adjusted Operating Income	41.3	31.9	29.6%
Adjusted Operating Margin %	29.4	28.8

Revenue increased approximately $29.9 million or 27.1% year-on-year, reflecting organic growth of 29.5%, partially offset by a foreign currency impact of 2.4%. Organic growth was driven by sales into fast growth markets, strong general industrial markets, and increased new product sales. Adjusted operating income increased approximately $9.4 million or 29.6% year-on-year due to higher volume and pricing initiatives, partially offset by growth investments and higher variable compensation expenses.

The segment had a book-to-bill ratio of approximately 1.23 in the fiscal first quarter, with record orders of approximately $173 million.

In fiscal second quarter 2027, on a sequential basis, the Company expects slightly higher revenue and similar adjusted operating margin. On a year-on-year basis, the Company expects significantly higher revenue and slightly higher adjusted operating margin.

Aerospace & Defense (14% of sales; 10% of segment adjusted operating income)

	1Q27	1Q26	% Change
Aerospace & Defense ($M)
Revenue	31.4	29.9	5.1%
GAAP Operating Income	5.8	3.6	61.6%
GAAP Operating Margin %	18.6	12.1
Adjusted Operating Income	6.3	5.0	24.6%
Adjusted Operating Margin %	19.9	16.8

Revenue increased approximately $1.5 million or 5.1% year-on-year reflecting organic growth from project activity in the space and defense end markets, partially offset by project timing. Adjusted operating income increased approximately $1.2 million or 24.6% year-on-year reflecting higher volume and project mix.

In fiscal second quarter 2027, on a sequential basis, the Company expects significantly higher revenue and slightly higher adjusted operating margin.

Scientific (9% of sales; 10% of segment adjusted operating income)

	1Q27	1Q26	% Change
Scientific ($M)
Revenue	19.8	19.5	1.8%
GAAP Operating Income	5.6	4.7	19.9%
GAAP Operating Margin %	28.3	24.1
Adjusted Operating Income	5.8	4.9	18.7%
Adjusted Operating Margin %	29.5	25.3

Revenue increased approximately $0.3 million or 1.8% year-on-year reflecting organic growth from pricing initiatives and a slight market recovery. Adjusted operating income increased approximately $0.9 million or 18.7% year-on-year.

In fiscal second quarter 2027, on a sequential basis, the Company expects similar to slightly higher revenue and similar adjusted operating margin.

Engraving & Hydraulics (18% of sales; 11% of segment adjusted operating income)

	1Q27	1Q26	% Change
Engraving & Hydraulics ($M)
Revenue	40.9	48.0	-14.9%
GAAP Operating Income	6.4	7.4	-12.5%
GAAP Operating Margin %	15.8	15.3
Adjusted Operating Income	6.7	7.7	-12.8%
Adjusted Operating Margin %	16.4	16.0

Revenue decreased approximately $7.2 million or 14.9% year-on-year reflecting an organic decline of 15.7% from softness in the North American automotive market, partially offset by a foreign currency benefit of 0.7%. Adjusted operating income decreased approximately $1.0 million or 12.8% year-on-year.

In fiscal second quarter 2027, on a sequential basis, the Company expects slightly lower revenue and adjusted operating margin.

Capital Allocation

●	Interest: In fiscal second quarter 2027, the Company expects interest expense between $7.0 million and $7.5 million.

●

Share Repurchase: The Company did not repurchase shares under its share repurchase program during the fiscal first quarter of 2027. On October 27, 2026, the Company’s Board of Directors authorized the repurchase of up to $100 million of the Company’s common stock, replacing and superseding the approximately $23.5 million that remained available under the prior authorization.

●

Capital Expenditures: In fiscal first quarter 2027, the Company’s capital expenditures were $6.6 million compared to $6.4 million in the fiscal first quarter of 2026. The Company expects fiscal year 2027 capital expenditures between $45 million and $55 million. The increase over fiscal year 2026 is primarily due to capacity expansion within Standex Electronics Grid. Capital expenditures were $25.2 million in fiscal year 2026.

●

Dividend: On October 22, 2026, the Company declared a quarterly cash dividend of $0.36 per share, an approximately 5.9% year-on-year increase. The dividend is payable November 20, 2026, to shareholders of record on November 6, 2026.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $401.2 million on September 30, 2026, compared to $446.0 million at the end of fiscal first quarter 2026. Net (cash) debt for the first quarter of 2027 consisted primarily of long-term debt of $518.1 million and cash and equivalents of $116.8 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended September 30, 2026, was $15.7 million compared to $16.8 million in the prior year’s quarter. Free cash flow after capital expenditures was $9.1 million compared to free cash flow after capital expenditures of $10.4 million in the fiscal first quarter of 2026.

Conference Call Details

Standex will host a conference call for investors tomorrow, October 30, 2026, at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through October 30, 2027. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 25368#. The audio playback via phone will be available through November 6, 2026. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which exclude the impact of restructuring charges, purchase accounting, amortization from acquired intangible assets, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments: Electronics, Aerospace & Defense, Scientific, and Engraving & Hydraulics with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at https://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the electrical grid, automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2026	2025

Net sales	$232,575	217,431
Cost of sales	129,375	126,998
Gross profit	103,200	90,433

Selling, general and administrative expenses	56,176	49,832
(Gain) Loss on sale of business	900	-
Restructuring costs	1,029	5,997
Amortization of acquired intangible assets	4,302	4,537
Acquisition related costs	375	433

Income from operations	40,418	29,634

Interest expense	7,224	8,912
Other non-operating (income) expense, net	1,036	(265)
Total	8,260	8,647

Income from continuing operations before income taxes	32,158	20,987
Provision for income taxes	7,931	5,165
Net income from continuing operations	24,227	15,822

Income (loss) from discontinued operations, net of tax	(61)	(27)

Net income	24,166	15,795
Less: net income attributable to redeemable noncontrolling interest	-	739
Net income attributable to Standex International	$24,166	$15,056

Basic earnings per share:
Income (loss) from discontinued operations	(0.01)	-
Total income (loss) attributable to Standex International	$2.00	$1.26

Diluted earnings per share:
Income (loss) from discontinued operations	(0.01)	-
Total income (loss) attributable to Standex International	$1.98	$1.25

Average Shares Outstanding
Basic	12,069	12,013
Diluted	12,146	12,047

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,
(In thousands)	2026	2026

ASSETS
Current assets:
Cash and cash equivalents	$116,840	178,734
Accounts receivable, net	168,595	172,896
Inventories	142,692	128,960
Prepaid expenses and other current assets	85,149	71,165
Total current assets	513,276	551,755

Property, plant, equipment, net	153,727	153,024
Intangible assets, net	194,625	199,479
Goodwill	580,782	581,553
Deferred tax asset	4,263	4,409
Operating lease right-of-use asset	42,900	45,400
Other non-current assets	50,155	50,088
Total non-current assets	1,026,452	1,033,953

Total assets	$1,539,728	$1,585,708

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$79,410	80,098
Accrued liabilities	65,165	131,999
Income taxes payable	16,261	17,419
Total current liabilities	160,836	229,516

Long-term debt	518,058	517,950
Operating lease long-term liabilities	32,769	35,814
Accrued pension and other non-current liabilities	50,292	47,214
Total non-current liabilities	601,119	600,978

Redeemable non-controlling interest	-	-

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	130,818	127,621
Retained earnings	1,235,413	1,215,329
Accumulated other comprehensive loss	(196,691)	(199,061)
Treasury shares	(433,743)	(430,651)
Total stockholders' equity	777,773	755,214

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,539,728	$1,585,708

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2026	2025

Cash Flows from Operating Activities
Net income	$24,166	15,795
Income (loss) from discontinued operations	(61)	(27)
Income from continuing operations	24,227	15,822

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,548	9,817
Stock-based compensation	3,534	1,774
Non-cash portion of restructuring charge	-	149
(Gain) Loss on sale of business	900	-
Contributions to defined benefit plans	(159)	(1,285)
Net changes in operating assets and liabilities	(22,380)	(9,469)
Net cash provided by operating activities - continuing operations	15,670	16,808
Net cash provided by (used in) operating activities - discontinued operations	(79)	18
Net cash provided by (used in) operating activities	15,591	16,826
Cash Flows from Investing Activities
Capital Expenditures	(6,563)	(6,420)
Other investing activities	-	59
Net cash provided by (used in) investing activities	(6,563)	(6,361)
Cash Flows from Financing Activities
Proceeds from borrowings	8,000	-
Payments of debt	(8,000)	(8,000)
Purchase of/distribution to non-controlling interests	(64,000)	(725)
Cash dividend paid	(4,029)	(3,836)
Purchase of treasury stock and other	(4,285)	(4,072)
Activity under share-based payment plans	856	1,140
Net cash provided by (used in) financing activities	(71,458)	(15,493)

Effect of exchange rate changes on cash	536	(861)

Net changes in cash and cash equivalents	(61,894)	(5,889)
Cash and cash equivalents at beginning of year	178,734	104,542
Cash and cash equivalents at end of period	$116,840	$98,653

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2026	2025
Net Sales
Electronics	$140,501	$110,553
Aerospace & Defense	31,428	29,894
Scientific	19,794	19,450
Engraving & Hydraulics	40,852	48,012
Other	-	9,522
Total	$232,575	$217,431

Income from operations
Electronics	$37,866	$28,283
Aerospace & Defense	5,844	3,617
Scientific	5,607	4,678
Engraving & Hydraulics	6,435	7,351
Other	-	2,075
Restructuring	(1,029)	(5,997)
Gain (Loss) on sale of business	(900)	-
Acquisition related costs	(375)	(433)
Corporate	(13,030)	(9,940)
Total	$40,418	$29,634

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2026	2025	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$232,575	$217,431	7.0%
Income from operations, as reported	$40,418	$29,634	36.4%
Income from operations margin	17.4%	13.6%
Adjustments:
Restructuring charges	1,029	5,997
Acquisition-related costs	375	433
Amortization of acquired intangible assets	4,302	4,537
(Gain) Loss on sale of business	900	-
Purchase accounting expenses	-	993
Adjusted income from operations	$47,024	$41,594	13.1%
Adjusted income from operations margin	20.2%	19.1%
Interest and other income (expense), net	(8,260)	(8,647)
Provision for income taxes	(7,931)	(5,165)
Discrete and other tax items	-	-
Tax impact of above adjustments	(1,565)	(3,005)
Net income from continuing operations, as adjusted	29,268	24,777
Less: net income attributable to redeemable noncontrolling interest	-	739
Net income from continuing operations attributable to Standex, as adjusted	$29,268	$24,038	21.8%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$24,227	$15,822	53.1%
Net income from continuing operations margin	10.4%	7.3%
Add back:
Provision for income taxes	7,931	5,165
Interest expense	7,224	8,912
Depreciation and amortization	9,548	9,817
EBITDA	$48,930	$39,716	23.2%
EBITDA Margin	21.0%	18.3%
Adjustments:
Restructuring charges	1,029	5,997
Acquisition-related costs	375	433
(Gain) loss on sale of business	900	-
Purchase accounting expenses	-	993
Adjusted EBITDA	$51,234	$47,139	8.7%
Adjusted EBITDA Margin	22.0%	21.7%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$15,670	$16,808
Less: Capital expenditures	(6,563)	(6,420)
Free cash flow from continuing operations	$9,107	$10,388

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended
	September 30,
Adjusted earnings per share from continuing operations	2026	2025	% Change

Diluted earnings per share from continuing operations attributable to Standex, as reported	$1.99	$1.25	59.6%
Adjustments:
Restructuring charges	0.06	0.37
Acquisition-related costs	0.02	0.02
Amortization of acquired intangible assets	0.27	0.29
(Gain) Loss on sale of business	0.06	-
Purchase accounting expenses	-	0.06
Diluted earnings per share from continuing operations attributable to Standex, as adjusted	$2.41	$1.99	21.1%